Exhibit 99.1
CARRIZO OIL & GAS, INC.                     News

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000
CARRIZO OIL & GAS, INC. ANNOUNCES SALE OF ITS INTEREST IN THE HUNTINGTON FIELD IN THE UK NORTH SEA FOR $184 MILLION
HOUSTON, DECEMBER 28, 2012 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it has entered into a definitive agreement to sell its wholly owned subsidiary Carrizo UK Huntington Limited, and all of its interest in the Huntington Field in the UK North Sea to a subsidiary of Iona Energy Inc. (TSX-V: INA) for a cash consideration of $184 million. Carrizo expects to net approximately $116 million, after payment of approximately $70 million to retire and close our UK credit facility, working capital adjustments and transaction related costs. This transaction is expected to close on or before the end of January, and is subject to customary closing conditions and purchase price adjustments.
Carrizo President and CEO, S. P. “Chip” Johnson, IV commented on the sale, “It has been a long and bumpy road for all participants in this project since Carrizo geologists defined the Huntington exploration prospect and our partners drilled the discovery wells; now that the project is close to first production and its value much more tangible, our reinvestment opportunities for the net proceeds from this sale are so compelling that we have made the decision to harvest our investment. We expect to apply the net proceeds of this transaction to fund a portion of our 2013 capital investment needs and for other general corporate purposes.”
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas primarily in the United States and United Kingdom. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Barnett Shale in North Texas, and the Marcellus Shale in Pennsylvania, New York and West Virginia.
Statements in this news release that are not historical facts, including but not limited to those related to timing and levels of production, production mix, the proposed sales transaction (including timing, purchase price, adjustments, net receipts and effects thereof), the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, timing of completion and drilling of wells, and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include purchase price adjustments, actions by the purchaser and other actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, market and other conditions, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.